UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2024

APTEVO THERAPEUTICS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37746	81-1567056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 4th Avenue Suite 1050
Seattle, Washington		98121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 838-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	APVO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information regarding the Purchase Agreements (as defined below) set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 8.01 Other Events.

On April 10, 2024, Aptevo Therapeutics Inc. (the "Company") priced a best efforts public offering (the "Offering") of: (i) 926,666 shares of its common stock, par value $0.001 per share ("Common Stock") and accompanying common warrants ("Common Warrants") to purchase up to 1,853,332 shares of Common Stock at a public offering price of $1.35 per share and accompanying Common Warrants and (ii) pre-funded warrants ("Pre-funded Warrants") to purchase 2,473,334 shares of Common Stock and accompanying Common Warrants to purchase up to 4,946,668 shares of Common Stock at a combined public offering price of $1.3499 per Pre-funded Warrant and accompanying Common Warrants, which is equal to the public offering price per share of Common Stock and accompanying Common Warrant less the $0.0001 per share exercise price of each such Pre-funded Warrant.

The Common Warrants have an exercise price of $1.35 per share of Common Stock. The Common Warrants are exercisable upon issuance and will expire five years from the date of issuance. The exercise price of the Common Warrants is subject to adjustment for stock splits, reverse splits, and similar capital transactions as described in the Common Warrants.

Subject to certain ownership limitations described in the Pre-funded Warrants, the Pre-funded Warrants are immediately exercisable and may be exercised at a nominal consideration of $0.0001 per share of Common Stock any time until all of the Pre-funded Warrants are exercised in full.

In connection with the Offering, the Company entered into a Placement Agent Agreement on April 10, 2024 with Roth Capital Partners, LLC (the "Placement Agent"), as the exclusive placement agent in connection with the Offering. Dawson James Securities, Inc. acted as co-agent. As compensation to the Placement Agent, the Company paid the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds raised in the Offering, and reimbursement of certain expenses.

In connection with the Offering, the Company entered into a Securities Purchase Agreements (the “Purchase Agreement”) with certain purchasers on April 10, 2024. The Purchase Agreement contains customary representations and warranties and agreements of the Company and the purchaser and customary indemnification rights and obligations of the parties.

The shares of Common Stock, the Common Warrants and the Pre-funded Warrants described above and the underlying shares of Common Stock were offered pursuant to the Registration Statement on Form S-1, as amended (File No. 333-278103), which was declared effective by the Securities and Exchange Commission on April 10, 2024.

The Company received net proceeds of approximately $4.0 million from the Offering, after deducting the estimated offering expenses payable by the Company, including the Placement Agent fees. The Company intends to use the net proceeds from the Offering for the continued clinical development of its product candidates and for working capital, and other general corporate purposes. The closing of the Offering occurred on April 15, 2024.

The foregoing summaries of the Placement Agent Agreement, Purchase Agreements, the Common Warrant and the Pre-funded Warrant do not purport to be complete and are subject to, and qualified in their entirety by, the forms of such documents attached as exhibits 4.1, 4.2, 10.1 and 10.2 to this Current Report on Form 8-K, which are incorporated by reference.

Item 8.01 Other Events

The Company issued press releases announcing the Offering and the closing of the Offering on April 10, 2024 and April 15, 2024, respectively. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference into this Item 8.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description
4.1	Common Warrant, dated April 15, 2024.
4.2	Pre-funded Warrant, dated April 15, 2024.
10.1	Placement Agent Agreement, dated April 10, 2024, between the Company and Roth Capital Partners.
10.2	Securities Purchase Agreement, dated April 10, 2024, between the Company and the purchasers party thereto.
99.1	Press Release, dated April 11, 2024.
99.2	Press Release, dated April 15, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APTEVO THERAPEUTICS INC.

Date:	April 15, 2024	By:	/s/ Marvin L. White
President and Chief Executive Officer